SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT: July 14, 2003

YAHOO! INC.

(Exact name of registrant as specified in its charter)

0-28018

(Commission File Number)

DELAWARE	77–0398689
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

701 FIRST AVE.

SUNNYVALE, CALIFORNIA 94089

(Address of principal executive offices, with zip code)

(408) 349-3300

(Registrant’s telephone number, including area code)

Item 2.  Acquisitions and Dispositions.

On July 14, 2003, Yahoo! Inc., a Delaware corporation (the “Company”), July 2003 Merger Corp., a Delaware corporation and a wholly-owned subsidiary of the Company, and Overture Services, Inc., a Delaware corporation (“Overture”), a global leader in commercial search services on the Internet, entered into an agreement (the “Agreement and Plan of Merger”) under which the Company will acquire Overture.  Under the terms of the Agreement and Plan of Merger, each outstanding common share of Overture will receive 0.6108 shares of the Company’s common stock and $4.75 in cash (the “Acquisition”). The Acquisition reflects an aggregate purchase price of approximately $1.63 billion, or $1.52 billion net of Overture’s March 31, 2003 cash balance, less the amounts earmarked for their two recently closed transactions.  The Acquisition is subject to customary closing conditions, including regulatory approval and the approval of Overture’s stockholders.  Although the Acquisition is expected to be completed in the fourth quarter of 2003, there can be no assurance that the Acquisition will be completed in the fourth quarter of 2003, if at all.

The foregoing description of the Acquisition does not purport to be complete and is qualified in its entirety by reference to the Agreement and Plan of Merger attached as Exhibit 2.1 to this Current Report on Form 8-K.

Item 5. Other Events.

On July 14, 2003, Yahoo! Inc. and Overture Services, Inc. issued a joint press release.  The press release is attached as an exhibit to this Current Report on Form 8-K and is incorporated herein by reference.

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits.

2.1	Agreement and Plan of Merger, dated as of July 14, 2003, by and among Yahoo! Inc., July 2003 Merger Corp. and Overture Services, Inc.
2.2	Form of Voting Agreement, dated as of July 14, 2003, by and between Yahoo! Inc., July 2003 Merger Corp. and each of certain individual stockholders of Overture Services, Inc.
2.3	Voting Agreement, dated as of July 14, 2003, by and between Yahoo! Inc., July 2003 Merger Corp. and Idealab.
2.4	Voting Agreement, dated as of July 14, 2003, by and between Yahoo! Inc., July 2003 Merger Corp. and Bill Gross.
99.1	Joint Press Release, dated July 14, 2003, issued by Yahoo! Inc. and Overture Services, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

YAHOO! INC.

Date: July 14, 2003	By:	/s/ MICHAEL J. CALLAHAN
Michael J. Callahan
Assistant Secretary

YAHOO! INC.

INDEX TO EXHIBITS

Exhibit Number	Description

2.1	Agreement and Plan of Merger, dated as of July 14, 2003, by and among Yahoo! Inc., July 2003 Merger Corp. and Overture Services, Inc.
2.2	Form of Voting Agreement, dated as of July 14, 2003, by and between Yahoo! Inc., July 2003 Merger Corp. and each of certain individual stockholders of Overture Services, Inc.
2.3	Voting Agreement, dated as of July 14, 2003, by and between Yahoo! Inc., July 2003 Merger Corp. and Idealab.
2.4	Voting Agreement, dated as of July 14, 2003, by and between Yahoo! Inc., July 2003 Merger Corp. and Bill Gross.
99.1	Joint Press Release, dated July 14, 2003, issued by Yahoo! Inc. and Overture Services, Inc.